L. Van Stillman, P.A.
301 Yamato Road
Suite 1200
Boca Raton, Florida  33431
(561) 989-8400



                                        April 22, 1999

Access Power, Inc.
10033 Sawgrass Drive West
Suite 100
Ponte Vedra Beach, FL  32082

RE:  Access Power, Inc.
     Form S-8 Registration Statement

Gentlemen:

     I have acted as counsel for Access Power, Inc., a Florida corporation, (the "Company"), in the preparation of the Form S-8 Registration Statement relating to the Company's Management Stock Option Plan for 2,500,000 shares of the Company's Class A Common Stock, par value $.001 per share, (the "Common Stock"), pursuant thereto.

     As your corporate counsel, and in connection with the preparation of this opinion, I have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments relating to the authorization of the Plan and the authorization and issuance of the shares of Common Stock pursuant to options granted thereunder as we have deemed relevant under the circumstances. Based on and subject to the foregoing, it is my opinion that the Plan has been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,
                                  LAW OFFICE OF L. VAN STILLMAN, P.A.




                                  By:  /s/ L. Van Stillman
                                      L. Van Stillman, Esq.